Exhibit 23.1

KPMG [LOGO]

KPMG LLP Suite 2000 303 Peachtree Street, NE Atlanta, GA 30308	Telephone FAX Internet	404.222.3000 404.222.3050 www.us.kpmg.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Synovus Financial Corp.

We consent to the use of our reports with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to a change in the method of accounting for goodwill in 2002.

Our report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting contains an explanatory paragraph that states that Synovus Financial Corp. acquired both Trust One Bank and Peoples Florida Banking Corporation during 2004. Management excluded from its assessment of the effectiveness of Synovus Financial Corp.’s internal control over financial reporting as of December 31, 2004, Trust One Bank’s internal control over financial reporting and Peoples Florida Banking Corporation’s internal control over financial reporting. Our audit of internal control over financial reporting of Synovus Financial Corp. also excluded an evaluation of the internal control over financial reporting of Trust One Bank and Peoples Florida Banking Corporation.

Atlanta, Georgia

January 3, 2006

KPMG LLP, a U.S. limited liability partnership, is the U.S.

member firm of KPMG International, a Swiss cooperative.